                                   EXHIBIT 28

                             UNIPROP INCOME FUND II
                            2004 PROPERTY APPRAISALS

Cushman & Wakefield has recently completed market value appraisals of Uniprop Income Fund II's nine properties. The table below sets forth certain appraisal information for each property, as well as a comparison to the original cash purchase price:

(IN $1,000)

                          3/04           3/03              %
   PROPERTY            APPRAISALS     APPRAISALS        VARIANCE
Ardmor Village          $10,400        $ 9,550            8.90%
Camelot Manor             6,650          6,750           (1.48%)
Country Roads             3,700          4,050           (8.64%)
Dutch Hills               7,200          6,750            6.67%
El Adobe                 10,300         10,750           (4.19%)
Paradise Village          6,050          6,900          (12.32%)
Stonegate Manor           6,300          6,500           (3.08%)
Sunshine Village         14,000         12,550           11.55%
West Valley              16,000         16,450           (2.74%)
                        -------        -------          -------

Grand Total:            $80,600        $80,250            0.44%

                     2004 ESTIMATED NET ASSET VALUE OF UNITS

Based on the March 2004 appraisal of the Partnership's properties, the General Partner has calculated the estimated net asset value of each Unit, based on the following assumptions:

-        Sale of the Properties in March 2004 for their appraised value.

-        Costs and selling expenses are 3.0% of the sale price.

-        Tax consequences of a sale are not taken into consideration.

The estimated net asset value of each unit, assuming the sale of the properties at their present appraised value is $15.25 calculated as follows:

Aggregate appraised value:       $ 80,600,000

Less: Selling Expenses (3.0%)       2,418,000
      Mortgage Debt:               27,819,236
                                 ------------

Net Sales Proceeds:              $ 50,362,764
                                 ------------

Number of Units:                    3,303,387
Net Sales Proceeds per unit:     $      15.25